CERTIFICATE OF AMENDMENT
 OF
CERTIFICATE OF INCORPORATION
OF
BIORESTORATIVE THERAPIES, INC.
BIORESTORATIVE THERAPIES, INC., a Delaware corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
1.  The name of the corporation (hereinafter called the “Corporation”) is BioRestorative Therapies, Inc.  The date of filing of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was December 22, 2014 under the name “BioRestorative Therapies, Inc.”, with an effective date of January 1, 2015.
2. The Certificate of Incorporation is hereby amended to change the number of shares of common stock of the Corporation that the Corporation is authorized to issue and the par value of the shares of Common Stock by deleting the first sentence of Article FOURTH in its entirety and replacing it with the following sentence: “The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred billion twenty million (300,020,000,000), consisting of three hundred billion (300,000,000,000) shares of Common Stock, par value $.0001 per share (the “Common Stock”), and twenty million (20,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).”
3. The Certificate of Incorporation is hereby amended to add a new Paragraph D to Article FOURTH as follows:

“D. The Corporation shall not issue nonvoting equity securities.  As to any classes of securities possessing voting power, an appropriate distribution of such power shall be made among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of a default in the payment of such dividends.”
3. The Certificate of Amendment of the Certificate of Incorporation has been filed pursuant to an order for relief with respect to the Corporation, which order for relief was entered in the United States Bankruptcy Court for the Eastern District of New York on October 30, 2020, in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware.
EXECUTED, this 16th day of November, 2020.
BioRestorative Therapies, Inc.

By:
Lance Alstodt
Chief Executive Officer